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                                                                     EXHIBIT 4.1

                           ARTICLES OF INCORPORATION


                                    Title I

                  NAME--REGISTERED OFFICE--DURATION--PURPOSE

Article 1.--Name

There exists among the subscribers and all those who may become owners of Shares hereafter issued, a public limited company (societe anomyme) qualifying as a societe d'investissement a capital fixe within the meaning of Article 72-3 of the amended law of August 10, 1915, under the name of Security Capital U.S. Realty.

Article 2.--Registered Office

The registered office of the Company is established in Luxembourg, Grand Duchy of Luxembourg. Branches, subsidiaries or other offices may be established either in the Grand Duchy of Luxembourg or abroad.

In the event that the board of directors determines that extraordinary political or military events have occurred or are imminent which would interfere with the normal activities of the Company at its registered office or with the ease of communication between such office and persons abroad, the registered office may be temporarily transferred abroad until the complete cessation of these abnormal circumstances; such provisional measures shall have no effect on the nationality of the Company which, notwithstanding such temporary transfer, shall remain a Luxembourg corporation.

Article 3.--Duration

The Company is established for an unlimited period of time.

Article 4.--Purpose

The exclusive purpose of the Company is to invest in real estate (i) directly or
(ii) through one or several subsidiaries or (iii) through direct or indirect shareholdings in and convertible and other debt of real estate companies with the purpose of spreading investment risks and affording its shareholders the results of the management of its assets.

On an ancillary basis or for defensive purposes, the Company may temporarily invest all or part of its assets in cash, cash equivalents, similar financial instruments or debt securities.

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The investment objectives and policies shall be determined by the board of directors pursuant to Article 18 hereof and shall be disclosed in the sales documents of the Shares to be issued by the board of directors of the Company from time to time (the "Sales Documents").

The Company may take any measures and carry out any transaction which it may deem useful for of the fulfilment and development of its purpose to the largest extent permitted under the law of 30 March 1988 on Undertakings for Collective Investment.

                                   Title II

                    SHARE CAPITAL--SHARES--NET ASSET VALUE

Article 5.--Share Capital--Series of Shares

The Company shall have an authorized capital of One Billion United States Dollars ($1,000,000,000) consisting of 500,000,000 (five hundred million) Shares of a par value of Two United States Dollars ($2.00) per Share. The Company has an issued capital of Three Hundred and Forty-Six Million Two Hundred and Forty Seven Thousand, Four Hundred and Eighty Six United States Dollars and Seventy-Three point Two cents ($346,247,486.732) consisting of One Hundred and Seventy Three Million, One Hundred and Twenty Three Thousand, Seven Hundred and Forty Three point Three Hundred and Sixty-Six (173,123,743.366) Shares of a par value of Two United States Dollars ($2.00) per Share. All the Shares in issue have been fully paid up by payment in cash.

The authorized and issued capital of the Company may be increased or reduced by a resolution of the shareholders adopted in the manner required for amendment of these Articles of Incorporation, as prescribed in Article 30 hereof. In addition, the issued capital of the Company may be increased in accordance with
Article 7 by the issuance of new Shares for subscription up to the amount of the authorized capital. Each time the board of directors shall so act to render effective, in whole or in part, an increase of the issued capital as authorized by these Articles of Incorporation, the board of directors shall cause this
Article 5 to be amended so as to reflect such increase of capital and shall take or authorize the taking of all necessary action for the purpose of effecting such amendment in accordance with Luxembourg law.

The board of directors may create such capital reserves from time to time as it may determine is proper (in addition to those which are required by law) and shall create a paid-in surplus from funds received by the Company as issue premiums on the issue and sale of its shares, which reserves or paid-in surplus may be used to provide for the payment for any Shares which the Company may redeem in accordance with these Articles of Incorporation, for setting off any realized or unrealized capital losses or for the payment of any dividend or other distribution (it being understood that the board of directors may decide to make distributions within the limits set out in Article 72-3 of the law dated 10 August 1915 on commercial companies).

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Article 6.--Form of Share

(1)  Shares will only be issued in registered form.

All issued registered Shares of the Company shall be registered in the register of shareholders which shall be kept by the Company or by one or more persons designated thereto by the Company, and such register shall contain the name of each owner of registered Shares, his residence or elected domicile as indicated to the Company, the number of registered Shares held by him and the amount paid up on each such Share.

The inscription of the shareholder's name in the register of Shares evidences his right of ownership of such registered Shares. The Company shall decide whether a certificate for such inscription shall be delivered to the shareholder or whether the shareholder shall receive a written confirmation of his shareholding.

The Share certificates shall be signed by two directors or by any officer of the Company duly authorised by the board of directors. Such signatures shall be either manual, or printed, or in facsimile. The Company may issue temporary Share certificates in such form as the board of directors may determine.

(2) Transfer of registered Shares shall be effected (i) if Share certificates have been issued, upon delivering the certificate or certificates representing such Shares to the Company along with other instruments of transfer satisfactory to the Company, and (ii) if no Share certificates have been issued, by a written declaration of transfer to be inscribed in the register of shareholders, dated and signed by the transferor and transferee, or by persons holding suitable powers of attorney to act therefor. Any transfer of registered Shares shall be entered into the register of shareholders; such inscription shall be signed by one or more directors or officers of the Company or by one or more other persons duly authorized thereto by the board of directors. Shares are freely transferable, subject to the provisions of Articles 5 and 9 hereof.

(3) Shareholders shall provide the Company with an address to which all notices and announcements may be sent. Such address will also be entered into the register of shareholders.

In the event that a shareholder does not provide an address, the Company may permit a notice to this effect to be entered into the register of shareholders and the shareholder's address will be deemed to be at the registered office of the Company, or at such other address as may be so entered into by the Company from time to time, until another address shall be provided to the Company by such shareholder. A shareholder may, at any time, change his address as entered into the register of shareholders by means of a written notification to the Company at its registered office, or at such other address as may be set by the Company from time to time.

(4) If any shareholder can prove to the satisfaction of the Company that his Share certificate has been mislaid, mutilated or destroyed, then, at his request, a duplicate Share certificate may be issued

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under such conditions and guarantees, including but not restricted to a bond issued by an insurance company, as the Company may determine. At the issuance of the new Share certificate, on which it shall be recorded that it is a duplicate, the original Share certificate in replacement of which the new one has been issued shall become void.

Mutilated Share certificates may be cancelled by the Company and replaced by new certificates.

The Company may, at its election, charge to the shareholder the costs of a duplicate or of a new Share certificate and all reasonable expenses incurred by the Company in connection with the issue and registration thereof or in connection with the annulment of the original Share certificate.

(5) In the event that a Share is registered in the name of more than one person, the board of directors may decide that the first named holder in the register shall be deemed to be the representative of all other joint holders and shall alone be entitled to be treated as the holder of such Share for all purposes, including without limitation entitlement to receive notices from the Company.

(6) The Company may decide to issue fractional Shares. Such fractional Shares shall carry no entitlement to vote but shall entitle the holder to participate in the net assets of the Company on a pro rata basis.

Article 7.--Issue and Sale of Shares

(1) Subject to the provisions of this Article 7, the board of directors of the Company is authorized (i) to issue additional Shares up to the total authorized capital by contributions in cash, contributions in kind or by conversion of the net profits or any other available reserves into share capital, in whole or in part, from time to time as the board of directors in its discretion may determine, within a period expiring on June 30, 2004; and (ii) to determine the conditions of any such increase in capital, including, in relation to contributions in cash and in kind, the price per Share and payment terms, and terms of delivery, respectively. Any contributions in kind have to be compatible with the investment policy of the Company. Furthermore, such contributions have to be made in accordance with Article 26-1 of the law of the 10 August 1915 on commercial companies and thus are subject to a valuation report being established by the auditor of the Company. Such valuation report will be established at the expense of the Company. In addition, in relation to a contribution in kind of a real estate property or properties or in relation to a contribution in kind of more than 50% of the share capital of any company, the Company shall commission a valuation report by an Independent Appraiser (as defined in the Sales Document) as to the value of such contribution in kind.

(2) The board of directors may impose restrictions on the frequency at which Shares shall be issued; the board of directors may, in particular, decide that Shares shall only be issued during one or more offering periods or at such other frequency as provided for in the Sales Documents. No Shares will be issued during any period when the calculation of the net asset value per Share in the Company is suspended pursuant to the provisions of Article 11. Any application for subscription

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shall be irrevocable except in the event of a suspension of the calculation of the net asset value. If, during the offering period for any particular offering, there is a suspension of the calculation of the net asset value, any application for subscription made prior to such suspension may be revoked by the subscriber.

(3) The Company may issue its Shares for subscription either: (i) at a price per Share which is no less than the net asset value per Share as determined in compliance with Article 11 hereof as of such Valuation Day (as defined in Article 12 hereof) as is determined in accordance with such policy as the board of directors may from time to time determine; or (ii) at a price per Share which is below the net asset value per Share (as so determined) either (A) by reserving for existing shareholders the right to subscribe for new shares on a preferential and rateable basis in compliance with the provisions of this
Article 7 ("Rights Offering"), provided however that the Company does not have to reserve such preferential and rateable right in circumstances where the price per Share at which the Shares are offered for subscription is no less than the last available sales price (on the stock exchange having the highest average daily volume in Shares or ADR's representing such Shares), reported on the last trading day preceding the time upon which the board of directors approved the pricing of the Shares or (B) in connection with the conversion of outstanding debt securities, which are convertible into Shares (whether by way of conversion, subscription or otherwise) ("convertible debt securities").

(4) The price per Share at which the Company offers Shares for subscription or sale may be increased by an amount representing a percentage estimate of costs and expenses to be incurred by the Company when investing the proceeds of the offering and/or by an amount representing applicable sales commissions, and fees and expense reimbursement as determined from time to time by the board of directors, in its discretion, as shall be disclosed in the Sales Documents. The price so determined shall be payable within a period as determined by the board of directors. The Company may decide, at the discretion of the board of directors, to pay such costs and expenses, commissions and fees and expense reimbursement out of the assets of the Company, provided however, any applicable sales commissions payable in this manner to the Advisor (as defined in Article
17) or an affiliate of the Advisor shall be approved by a majority of the independent directors (as defined in Article 13) in accordance with Article 13.

(5) If the Company offers its Shares for subscription within the five-year period referred to in the first paragraph of this Article 7 at (i) a price per Share which equals or exceeds the net asset value per Share, or at (ii) a price per Share which is below the net asset value per Share but no less than the last available sales price (on the stock exchange having the highest average daily volume in Shares or ADR's representing such Shares), reported on the last trading day preceding the time upon which the board of directors approved the pricing of the Shares, the board of directors is authorized to issue such Shares without reserving for the existing shareholders a preferential right to subscribe for the Shares to be issued.

(6) Where the board of directors determines it to be in the best interests of the shareholders and the Company to issue Shares at a price below the net asset value per Share by way of Rights

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Offerings:  (i) the rights to subscribe for such Shares shall be reserved for existing shareholders on a preferential and rateable basis, (ii) such offering shall be on such terms and conditions as the board of directors determines are fair and reasonable to the existing shareholders and (iii) the board of directors of the Company shall use its reasonable efforts to ensure that any existing shareholders electing not to subscribe for Shares pursuant to the Rights Offering receive value for such rights, at market prices, by a method which the board of directors determines to be appropriate and to be in the best interest of the relevant shareholders.

(7)  Within the five-year period referred to in the first paragraph of this
Article 7 and within the limit of the authorized capital, the board of directors is authorized to issue convertible debt securities to such persons and at such conversion prices and on such other terms and conditions as the board of directors shall consider from time to time to be in the best interest of the Company; provided, however, that the price per Share at which such debt securities are convertible shall exceed the last reported sales price (on the stock exchange having the highest average daily volume in Shares or ADR's representing such Shares), reported on the last trading day preceding the time upon which the board of directors approved the pricing of the convertible debt securities and provided further that the price per Share at which such debt securities are convertible shall be capable of adjustment as deemed fit by the board of directors in order to prevent the holders of the convertible debt securities from being diluted.

(8) The board of directors may delegate to any director, manager or officer of the Company the power to accept subscriptions and to receive payment of the price of the new shares to be issued and to deliver them.

(9) The board of directors may accept subscriptions to be made on a cash or on a cash and terms or instalment basis.

(10) without object

(11) The Company also may offer Shares which have been previously redeemed by it for sale on the same terms (including pricing terms) and subject to the same conditions as the Company is entitled to offer Shares for subscription hereunder.

Article 8.--Preferred Shares

     Subject to the provisions of this Article 8, within the limit of the authorized capital of the Company, the board of directors of the Company is hereby authorized to issue, from time to time as the board of directors may determine in its discretion, additional Shares of the Company with limited voting rights as Cumulative Convertible Redeemable Preferred Shares or Cumulative Redeemable Preferred Shares, as the case may be (the "Preferred Shares"). The board of directors may, in its discretion, designate a portion of the Preferred Shares as separate classes upon any issuance of Preferred Shares from time to time. The following sets forth the general terms of the Preferred Shares, including the preferences, conversion and other rights, voting powers, restrictions,

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limitations as to dividends, qualifications and terms and conditions of redemption thereof. The board of directors is authorized to cause a notary to update these Articles to reflect any issuance of Preferred Shares as permitted hereunder including with respect to each class of Preferred Shares as to the dividend rate determined by the board of directors, the Original Contribution Amount (as defined in section 2) and the terms of any redemption right of the Company (as set forth in section 3). The Company may issue its Preferred Shares for subscription, from time to time, at a price which the Company is permitted to issue its Shares as provided in Article 7. The Company shall in all cases issue Share certificates to the holders of Preferred Shares for their inscription in the register of Shares, as permitted by Article 6 hereof.

Section 1.  Dividends.
            ---------

     The holders of Preferred Shares shall be entitled to receive, when, as and if declared by the shareholders of the Company at a general meeting of the shareholders, out of funds legally available for the payment of dividends, cumulative preferential dividends payable in cash in an amount per share equal to an annual percentage rate multiplied by the sum of the par value of a Preferred Share plus the Issue Premium of that class of Preferred Shares, which percentage rate shall be equal to the United States 30-Year Treasury Rate (as defined below), plus a percentage rate of not more than 5% (five percent) per anum, and shall be determined by the board of directors in its sole discretion as of a date (the "Rate Determination Date") which is not later than the date the shares of the relevant class of Preferred Shares are first issued (the "Issue Date"). "Issue Premium" as used herein means, with respect to any Preferred Shares, the Original Contribution Amount applicable to such class of Preferred Shares less the par value of a Preferred Share. Such dividends shall begin to accrue and shall be fully cumulative from the applicable Issue Date for each class of Preferred Shares, whether or not in any period there shall be funds of the Company legally available for the payment of such dividends, and shall be payable not less than annually, when, as and if declared by the general meeting of shareholders for the Preferred Shares existing at the time of such decision, in arrears on each dividend payment date ("Dividend Payment Date") set by the board of directors on an annual basis (a "Dividend Period"). Each such dividend shall be payable in arrears to the holders of record of Preferred Shares as they appear in the records of the Company at the close of business on such record dates, not less than 10 nor more than 50 days preceding such Dividend Payment Dates thereof, as shall be fixed by the board of directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time and for such interim periods, without reference to any regular Dividend Payment Date, to holders of record on such date, not less than 10 nor more than 50 days preceding the payment date thereof, as may be fixed by the board of directors in accordance with Article 72-2 of the Law of 1915 on commercial companies. Any dividend payment made on Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to Preferred Shares which remains payable. "United States 30-Year Treasury Rate" means, with respect to any Rate Determination Date, the rate for the auction held on such Rate Determination Date of direct obligations of the United States ("Treasury bills") having a 30 year maturity as published in H.15 (519) under the heading "U.S. Government Securities Treasury bill auction average (investment)" or, if not so published by 9:00 a.m., New York City time, on the Rate Determination Date, the auction average rate (expressed as a bond equivalent, on the basis of a year

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of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the auction of Treasury bills having a 30 year maturity are not published or reported as provided above by 3:00 p.m. New York City time, on such Rate Determination Date or if no such auction is held in a particular week, then the United States 30-Year Treasury Rate shall be calculated by the Company and shall be a yield to maturity (expressed as a bond equivalent, on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Rate Determination Date, of three leading primary United States government securities dealers selected by the Company for the issue of Treasury bills with a remaining maturity closest to a 30 year maturity.

     The initial Dividend Period for any Preferred Shares will commence from the applicable Issue Date for these Preferred Shares. The amount of dividends payable for such period, or any other period shorter than a full Dividend Period, on the Preferred Shares shall be computed on the basis of a 360 day year of twelve 30 day months. Holders of Preferred Shares shall not be entitled to any dividends, whether payable in cash, property or shares, in excess of cumulative dividends, as herein provided (including dividends, paid pursuant to Section 4(c) hereof), on the Preferred Shares. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Preferred Shares which may be in arrears unless the payment of such amount is specifically approved by the general meeting of shareholders.

     So long as more than one class of Preferred Shares is outstanding, no dividends, except as described in the immediately following sentence, shall be declared by a general meeting of shareholders or paid or set apart for payment by the Company on a class of Preferred Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on each other outstanding class of Preferred Shares for all Dividend Periods terminating on or prior to the dividend payment date on such class of Preferred Shares. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends declared upon Preferred Shares shall be paid or set apart for payment ratably in proportion to the respective amounts of dividends accumulated and unpaid on the respective classes of Preferred Shares. As used herein, the term "set apart for payment" shall be deemed to include, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to a declaration of dividends or other distribution by the general meeting of shareholders, the allocation of funds to be so paid on any class of shares of the Company; provided, however, that if any funds for any class of Junior Shares (as defined below) or any class of Preferred Shares as to the payment of dividends are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then "set apart for payment" with respect to the other classes of Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent. As used in this Article 8, "Junior Shares" means the Shares of the Company and any other class of shares of the Company over which the Preferred Shares have preference or priority in the payment of dividends and in the distribution of assets on liquidation or dissolution of the Company.

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     So long as any Preferred Shares are outstanding, no dividends (other than dividends or distributions paid solely in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Shares) shall be declared or paid or set apart for payment or other distribution shall be declared or made or set apart for payment upon Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Shares made for purposes of an employee incentive or benefit plan of the Company or any subsidiary) for any consideration (or any moneys be paid to or made available for a "sinking fund" (as defined below) for the redemption of any Junior Shares) by the Company, directly or indirectly (except by conversion into or exchange for Junior Shares), unless in each case
(i) the full cumulative dividends on all outstanding Preferred Shares of the Company shall have been or contemporaneously are declared and paid or declared and set apart for payment for all past Dividend Periods with respect to the Preferred Shares and (ii) sufficient funds shall have been or contemporaneously are declared and paid or declared and set apart for the payment of the dividend for the current Dividend Period with respect to the Preferred Shares. "Sinking Fund" shall mean a fund established by the Company with cash or other assets which, together with any earnings thereon, are to be used for the redemption or retirement of securities of the Company.

     No distributions on Preferred Shares shall be declared by the general meeting of shareholders or paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

Section 2.  Liquidation Preference.
            ----------------------

     In the event of any liquidation or dissolution of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of Junior Shares, each holder of the Preferred Shares shall be entitled to receive, out of funds legally available for payment thereof, the Original Contribution Amount applicable to the class of each such Preferred Share owned by that holder plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders with respect to such class of Preferred Shares; but such holders shall not be entitled to any further payment. "Original Contribution Amount" as used herein means the price per Preferred Share (expressed in United States dollars) at which the applicable class of Preferred Shares has been first issued by the Company, as determined by the board of directors of the Company as permitted hereunder; provided, however, that the Original Contribution Amount may be adjusted as follows: in the event the outstanding Shares shall be subdivided into a greater number of Shares, the Original Contribution Amount in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in the event the outstanding Shares shall each be combined into a smaller number of Shares, the Original Contribution Amount in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately

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increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective. If, upon any liquidation or dissolution of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Preferred Shares shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among the holders of Preferred Shares ratably in accordance with the respective amounts that would be payable on each class of Preferred Shares if all amounts payable thereon were paid in full. For the purposes of this Section 2, (i) a merger of the Company (including by creation of a new company through a consolidation) with one or more corporations, or other entities, (ii) a demerger of the Company, (iii) a sale, lease or conveyance of all or substantially all of the Company's property or business or (iv) a share exchange, shall not be deemed to be a liquidation or dissolution, voluntary or involuntary, of the Company.

     After payment shall have been made in full to the holders of the Preferred Shares, as provided in this Section 2, any other class or classes of Junior Shares shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Preferred Shares shall not be entitled to share therein.

Section 3.   Redemption at the Option of the Company.
             ---------------------------------------

     Subject to Section 7 of this Article 8, the board of directors in its discretion may determine on a Rate Determination Date whether, and at what times, the relevant class of Preferred Shares may be redeemable by the Company. If the Preferred Shares (or any class thereof) are made redeemable by the Company, the Company, at the discretion of the board of directors, may redeem the applicable class of Preferred Shares, in whole at any time or from time to time pro rata in part at the option of the Company, at a redemption price equal to the Original Contribution Amount applicable to such Preferred Share (with respect to each class of Preferred Share), plus the amounts indicated in Section 3(b). On a Rate Determination Date, the board of directors may determine, provided such determination is in the best interest of the Company, that the relevant class of Preferred Shares may not be redeemed prior to any date it may set.

     Upon any redemption of Preferred Shares (or any class thereof) pursuant to this Section 3, the Company shall pay all accrued and unpaid dividends, if any, thereon to the Call Date (as defined in Section 3(d) below), without interest. If the Call Date falls after a dividend payment record date and prior to the corresponding Dividend Payment Date, then each holder of such Preferred Shares at the close of business on such dividend payment record date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on Preferred Shares called for redemption.

     If full dividends accrued on the Preferred Shares (or any class thereof) have not been declared and paid or declared and set apart for payment, Preferred Shares may not be redeemed under this

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Section 3 in part and the Company may not purchase or acquire Preferred Shares, otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Preferred Shares or pursuant to Article 10.

     Notice of the redemption of any Preferred Shares under this Section 3 shall be given to each holder of record of such Preferred Shares to be sent by registered mail to the address of each such holder as shown on the Company's records, not less than 30 nor more than 90 days prior to the Call Date. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given on the date mailed. Each such mailed notice shall state, as appropriate: (1) the Call Date; (2) the number of Preferred Shares to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price (per class of Preferred Shares, if applicable); (4) the place or places at which certificates, if applicable, for such shares are to be surrendered; and (5) that dividends on the shares to be redeemed shall cease to accrue on such Call Date except as otherwise provided herein. Notice having been mailed as aforesaid, from and after the Call Date (unless the Company shall fail to make available an amount of cash necessary to effect such redemption),
(i) except as otherwise provided herein, dividends on the Preferred Shares so called for redemption shall cease to accrue, (ii) such shares shall no longer be deemed to be outstanding, and (iii) all rights of the holders thereof as holders of Preferred Shares of the Company shall cease (except the rights to convert and to receive cash payable upon such redemption, without interest thereon, upon surrender and endorsement of their certificates if so required and to receive any dividends payable thereon). The Company's obligation to provide cash in accordance with the preceding sentence shall be deemed fulfilled if, on or before the Call Date, the Company shall deposit with a bank or trust company or savings institution which is subject to the jurisdiction of Luxembourg (which bank or trust company or savings institution may utilize a correspondent bank for payments which has an office in the Borough of Manhattan, City of New York, and that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least U.S. $50,000,000), an amount in cash necessary for such redemption, in trust, with irrevocable instructions that such cash be applied to the redemption of the Preferred Shares so called for redemption. No interest shall accrue for the benefit of the holders of Preferred Shares to be redeemed on any cash so set aside by the Company. Subject to applicable escheat laws, any such cash for redemptions unclaimed at the end of two years from the Call Date shall revert to the general funds of the Company, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Company for the payment of such cash.

     As promptly as practicable after the surrender in accordance with such notice of the certificates, if applicable, for any such shares so redeemed (properly endorsed or assigned for transfer, if the Company shall so require and if the notice shall so state), such shares shall be exchanged for any cash (without interest thereon) for which such shares have been redeemed. If fewer than all the outstanding Preferred Shares of the applicable class are to be redeemed, shares to be redeemed shall be selected by the Company from outstanding Preferred Shares of such class not previously called for redemption pro rata (as nearly as may be) among all holders of such Preferred Shares based upon the number of such Preferred Shares owned by each holder. To the extent applicable, if fewer than all the Preferred Shares represented by any certificate are redeemed, then new certificates relating to the unredeemed shares shall be issued without cost to the holder thereof.

     Promptly following the Call Date, the Company shall publish a notice of the redemption in the Memorial, Recveil Special des Societes et Associations.

Section 4.   Conversion.
             ----------

     If the board of directors determines to issue Cumulative Convertible Redeemable Preferred Shares, holders of such Preferred Shares shall have the right to convert all or a portion of such shares into Shares other than Preferred Shares on a one-for-one basis, as follows:

     Subject to and upon compliance with the provisions of this Section 4, a holder of convertible Preferred Shares shall have the right, at his or her option, at any time to convert each such Preferred Share into one fully paid and non-assessable Share by surrendering such shares to be converted, such surrender to be made in the manner provided in paragraph (b) of this Section 4; provided, however, that the right to convert Preferred Shares called for redemption pursuant to Section 3 shall terminate at the close of business on the fifth Business Day prior to the Call Date fixed for such redemption, unless the Company shall default in making payment of the cash payable upon such redemption under Section 3.

     In order to exercise the conversion right, the holder of each Preferred Share to be converted shall surrender the certificate, if applicable, relating to such share, duly endorsed or assigned to the Company, at the office of the Company or at the office of the Company's agent designated for that purpose by written notice to the holders of such Preferred Shares (such applicable office, for purposes of this Article 8, to be known as the "Transfer Agent"), accompanied by written notice to the Company that the holder thereof elects to convert such Preferred Shares, and together with such other instruments or documents as the Company may request to evidence the election of the holder of Preferred Shares to convert. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Preferred Share is registered, each share surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Company demonstrating that such taxes have been paid).

     Holders of Preferred Shares (except shares converted after the issuance of notice of redemption with respect to a Call Date during such period, such Preferred Shares being entitled to such dividend or the Dividend Payment Date) at the close of business on a dividend payment record date whose Preferred Shares are surrendered for conversion following such dividend payment record date and prior to the corresponding Dividend Payment Date shall not be entitled to receive the dividend payable on such shares on such corresponding Dividend Payment Date. A holder of Preferred Shares on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into Shares on the corresponding Dividend Payment Date will receive the dividend payable by the Company on such Preferred Shares on such date. Except as provided above, the Company shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the Shares issued upon such conversion. As promptly as practicable after the surrender of certificates, if applicable, for Preferred Shares as aforesaid, the Company shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates, if applicable, for the number of Shares issuable upon the conversion of such shares in accordance with provisions of this Section 4.

     Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the certificates, if applicable, for Preferred Shares shall have been surrendered and such notice shall have been received by the Company as aforesaid, and the person or persons in whose name or names any certificate or certificates, if applicable, for Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Shares represented thereby at such time on such date and such conversion shall be in effect at such time on such date unless the share transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open.

     Any adjustment of the par value of Shares, including as a result of any action by the Company to (i) subdivide its outstanding Shares into a greater number of shares, or (ii) combine its outstanding Shares into a smaller number of shares shall include an equal and automatic adjustment in the par value of the Preferred Shares (including, without limitation, any such subdivision or combination of Shares). In addition, in the event of any action by the Company to (I) pay a dividend or make a distribution on its Junior Shares in Shares or
(II) issue any shares by reclassification of its Shares, each Preferred Share shall be entitled to receive the same dividend, distribution or issuance as each Share.

     If the Company shall be a party to any transaction, including without limitation a merger (including by creating a new company through consolidation), a demerger, share exchange, a repurchase by the Company of all or substantially all Junior Shares, sale of all or substantially all of the Company's assets or recapitalization of the Shares (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which all or substantially all Shares are converted into the right to receive shares, securities or other property (including cash or any combination thereof), each convertible Preferred Share which is not redeemed or converted into the right to receive shares, securities or other property prior to such Transaction shall thereafter be convertible into the kind and amount of shares, securities and other property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of one Junior Share, assuming such holder of Junior Shares (i) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be ("Constituent Person"), or an affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction (provided that if the kind or amount of shares, securities and other property (including cash) receivable upon such Transaction is not the same for each Share held immediately prior to such Transaction by other than a Constituent Person or an affiliate thereof and in respect of which such rights of election shall not have been exercised ("Non-Electing Share"), then for the purpose of this paragraph (d) the kind and amount of shares, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount so receivable per share by a plurality of the Non-Electing Shares). The Company shall not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this paragraph (d), and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the convertible Preferred Shares that will contain provisions enabling the holders of such Preferred Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Shares. The provisions of this paragraph (d) shall similarly apply to successive Transactions.

     If:
     --

     the Company shall declare a dividend (or any other distribution) on the Junior Shares (other than cash dividends or distributions paid with respect to the Shares not in excess of the sum of the Company's cumulative undistributed EBDADT (as defined below) minus the cumulative amount of dividends accrued or paid in respect of all classes of Preferred Shares after the Issue Date); or

     the Company shall authorize the granting to the holders of Junior Shares of rights, options or warrants to subscribe for or purchase any shares of any class or any other rights, options or warrants; or

     there shall be any reclassification of the Shares or any merger or demerger to which the Company is a party and for which approval of any shareholders of the Company is required, or a share exchange, or a repurchase by the Company for all or substantially all of its outstanding Shares or the sale or transfer of all or substantially all of the assets of the Company as an entirety; or

     there shall occur the voluntary or involuntary liquidation or dissolution of the Company; then, to the extent not then provided for in a substantially similar requirement under Luxembourg law (and in addition to any other requirement under Luxembourg law), the Company shall cause to be filed with the Transfer Agent and shall cause to be mailed to the holders of convertible Preferred Shares at their addresses as shown on the records of the Company, as promptly as possible, but at least 10 days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or granting of rights, options or warrants, or, if a record is not to be taken, the date as of which the holders of Junior Shares of record to be entitled to such dividend, distribution or rights, options or warrants are to be determined or (B) the date on which such reclassification, merger, share exchange, sale, transfer, liquidation or dissolution is expected to become effective, and the date as of which it is expected that holders of Junior Shares of record shall be entitled to exchange their Junior Shares for securities or other property, if any, deliverable upon such reclassification, merger, share exchange, sale, transfer, liquidation or dissolution. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section
4. For purposes of this Article 8, "EBDADT" shall mean earnings before depreciation, amortization and deferred taxes, as each item is reflected on the Company's consolidated statement of operations prepared in accordance with generally accepted accounting principles.

     Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of Preferred Shares, the Company shall endeavor to comply with all laws and regulations of the Grand Duchy of Luxembourg, and of any other applicable jurisdiction requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

     The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Shares or other securities or property on conversion of Preferred Shares pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Shares or other securities or property in a name other than that of the holder of the Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid.

Section 5.   Ranking.
             -------

     Any class of Shares of the Company other than Preferred Shares shall be deemed to rank junior to the Preferred Shares, as to the payment of dividends and as to the distribution of assets upon liquidation or dissolution, if such class shall be Junior Shares.

Section 6.   Voting; Limitations on Actions.
             ------------------------------

     If and whenever (i) dividends payable on any class of Preferred Shares shall be in arrears (which shall, with respect to any such dividend, mean that any such dividend has not been paid in full) for a period of one year, whether or not earned or declared, (ii) dividends have been declared and distributed in respect of Shares in breach of the preferential rights of Preferred Shares, or
(iii) Preferred Shares represent more than 50% of the issued Share capital of the Company, then the holders of Preferred Shares shall be entitled to vote at each general meeting of shareholders, together with the holders of all Shares, in accordance with the requirements of Luxembourg company law. Whenever (i) all arrears in dividends on the Preferred Shares then outstanding shall have been paid and dividends thereon for the current period shall have been paid or declared and set apart for payment and (ii) Preferred Shares shall not then represent more than 50% of the issued share capital of the Company, then the right of the holders of the Preferred Shares to vote together with all holders of Shares shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearages or in the event Preferred Shares represent more than 50% of the issued share capital of the Company).

     So long as any Preferred Shares are outstanding, the Company shall not cause any amendment, alteration or repeal of any of the provisions of the Company's Articles of Incorporation to be effected that materially and adversely affects the voting powers, rights or preferences of the holders of any Preferred Shares; provided, however, that the amendment of the provisions of the Articles of Incorporation so as to authorize or create or to increase the authorized amount of, any Junior Shares that are not senior in any respect to the Preferred Shares, or any Preferred Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of any Preferred Shares.

     The Company shall not cause to be effected any share exchange, a merger of the Company into another entity, or a merger of another entity into the Company (or a merger creating a new company through consolidation), unless in each such case each Preferred Share (i) shall remain outstanding without a material and adverse change to its terms and rights or (ii) shall be converted into or exchanged for convertible or non-convertible preferred shares, as applicable, of the surviving entity having preferences, conversion, if applicable, or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of the applicable Preferred Share (except for changes that do not materially and adversely affect the holders of such Preferred Shares).

     Notwithstanding clauses (b) and (c) of this Section 6, no such action identified therein shall be restricted if, at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such prior shares or convertible or non-convertible security, as applicable, is to be made, as the case may be, provision is made for the redemption of all Preferred Shares at the time outstanding.

     Notwithstanding any other provision of this Article 8, the holders of the Preferred Shares shall be entitled to vote, together with the holders of all Shares, in accordance with the requirement of Luxembourg company law, at any general meeting of shareholders convened in order to act upon any resolution concerning any of the following matters: (i) the issuance of new Shares entitled to preferential rights otherwise than as permitted by these Articles of Incorporation within the authorized capital; (ii) the modification of the preferred dividend attached to Preferred Shares; (iii) the reduction of the Share capital of the Company; (iv) the modification of the corporate objective of the Company; (v) the issuance of convertible notes otherwise than as permitted by these Articles of Incorporation within the authorized capital; (vi) the liquidation, merger or consolidation of the Company; (vii) the change of the corporate form of the Company; (viii) the election of directors of the Company; and (ix) the conversion of Preferred Shares into any class of voting shares.

Section 7.   Limitation on Ownership.
             -----------------------

     The restrictions on ownership of Shares and the other provisions set forth in Article 9 shall apply separately to each class of Preferred Shares except to the extent otherwise determined by the board of directors consistent with the requirements of Article 9.

Section 8.   Record Holders.
             --------------

     The Company and the Transfer Agent may deem and treat the record holder of any Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary.

Section 9.   Sinking Fund.
             ------------

     The Preferred Shares shall not be entitled to the benefits of any sinking fund.

Section 10.  Exchange.
             --------

     The Company shall be entitled to offer to each holder of a class of Preferred Shares, as selected by the board of directors of the Company, the right (without the requirement of making such offer to holders of other classes of Shares) to exchange the Preferred Shares of that class on any Dividend Payment Date for Debentures of the Company, which may or may not be convertible into Shares (the "Debentures") and such other terms as to be determined by the board of directors at the time of such offer. In addition, the Company shall be entitled to mandate the exchange on any Dividend Payment Date of any class of Preferred Shares, as selected by the board of directors (without the requirement of the mandatory exchange of any other classes of Shares), in whole but not in part, for an aggregate principal amount of Debentures of not less than the number of outstanding Preferred Shares of that class multiplied by the Original Contribution Amount for a Preferred Share of that class, with such other terms as to be determined by the board of directors at the Issue Date of such class of Preferred Shares. Any such mandatory exchange may not occur unless all accumulated dividends on all Preferred Shares through the Dividend Payment Date established as the exchange date have been paid or set aside for payment, and any such mandatory exchange shall be effected in the same manner, and upon the same notice, as a redemption of Preferred Shares, as aforesaid. Upon any exchange, the Preferred Shares being exchanged shall (provided such exchange is duly and properly effected) be deemed to cease to be outstanding as of the close of business on the date established for such exchange, and all rights of any holder thereof shall be extinguished except the right to receive Debentures in exchange therefor and the right to receive accrued and unpaid dividends on such Preferred Shares to the date established for such exchange. As in the case of a redemption of Preferred Shares, holders of Preferred Shares being exchanged must surrender, if applicable, the certificates relating to such Preferred Shares in order to receive the Debentures for which such Preferred Shares have been exchanged, but upon such surrender such holders will be entitled to receive all interest accrued on such Debentures from the date of exchange at the time and in the manner that such interest would be paid in the ordinary course pursuant to the Indenture pursuant to which such Debentures shall be issued. Dividends due on the Preferred Shares being exchanged on the Dividend Payment Date on which the exchange is effected will be mailed to holders in the regular course.

     No exchange of any class of Preferred Shares for Debentures may be effected unless prior to such exchange the Company causes to be delivered to the Trustee under the Indenture establishing such Debentures: (i) a certificate of any Managing Director, Senior Vice President or Vice President of the Company, reasonably satisfactory to the Trustee, to the effect that the Debentures are valid and binding obligations of the Company in accordance with their terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, whether considered in a proceeding at law or in equity, and that all necessary corporate and governmental approvals, including without limitation any securities registrations, for the issuance of the Debentures have been obtained; and (ii) an opinion of counsel to the Company, reasonably satisfactory to the Trustee, to the same effect as the foregoing certificate. Such certificate and opinion shall be available for inspection during normal business hours by the holders of the Preferred Shares being exchanged upon request to the Trustee.

Article 9.--Redemption of Shares

The Company is a closed-end undertaking for collective investment. Consequently, Shares in the Company shall not be redeemable at the request of a shareholder.

The Company, however, may redeem its Shares whenever the board of directors considers this to be in the best interest of the Company, subject to the terms and conditions it shall determine and within the limitations set forth by law and these Articles. In particular, at the option of the board of directors, Shares may be redeemed on a pro rata basis as between existing shareholders of the Company, in order to distribute to the shareholders upon the disposal of an investment asset by the Company the net proceeds of such investment, notwithstanding any other distribution pursuant to Article 26 hereof. Any such redemption shall be made only out of the Company's retained profits and non-compulsory reserves (including any paid-in surplus but excluding any reserve required by Luxembourg law).

The Company shall seek to qualify as a "venture capital operating company" under United States Employee Retirement Income Security Act ("ERISA") and will therefore be exempt from the application of ERISA. Should the Company be subsequently determined to be subject to ERISA, it will redeem Shares held by pension plans pro rata and other retirement funds to the extent necessary to cause such investors, as a group, to thereafter own less than 25% of the outstanding Shares of the Company.

     The redemption price per Share, other than a Preferred Share, shall be the net asset value per Share determined in accordance with the provisions of
Article 11 as at the Valuation Day specified by the board of directors in their discretion, less an amount, if any, equal to any duties and charges which will be incurred upon the disposal of the Company's investments as at the date of redemption in order to fund such a redemption, provided however that if Shares are redeemed otherwise than on a pro rata basis between all existing shareholders, the board of directors may elect, if it considers this to be necessary for the protection of the interests of the remaining shareholders, to fix a redemption price below the net asset value per Share, but being no less than the last available sales price (on the stock exchange having the highest average daily volume in Shares or ADR's representing such

Shares), reported on such trading day as specified by the board of directors in their discretion, provided further, however, that if redemptions initiated by the board of directors are effected in privately negotiated transactions with the consent of the relevant shareholders as to the price and the number of Shares to be redeemed, the redemption price may be lower than such last available sales price.

Notwithstanding the provisions of the preceding paragraph, redemptions may take place at market price if the Company elects to buy back Shares on the stock exchange, provided however that such market price is not above the net asset value per Share.

     The redemption price per Share shall be paid within a period as determined by the board of directors which shall not exceed such number of business days from the date fixed for redemption as the board of directors may fix, provided that the Share certificates, if any, and the transfer documents have been received by the Company, subject to the provision of Article 12 hereof.

     The redemption price per Preferred Share shall be as described in Article 8 hereof.

     To the extent Shares redeemed by the Company remain in existence they shall not have any voting rights or any right to participate in any dividends declared by the Company or in any distribution paid upon the liquidation or winding up of the Company and shall be disregarded for purposes of determining net asset value per Share, in each case, for so long as such Shares are held by the Company. If such Shares are reissued by the Company, the consideration received in respect of such Shares shall be no less than (i) the net asset value per Share as determined by the board of directors as of the Valuation Day immediately preceding the date of such reissue, or (ii) the price which is no less than the last available sales price (on the stock exchange having the highest average daily volume in Shares or ADR's representing such Shares), reported on the last trading day preceding the time upon which the board of directors priced the reissue of Shares unless such Shares are reissued by way of Rights Offering (as defined in Article 7 hereof).

Article 10.--Restrictions on Ownership of Shares

Section 1.   Definitions.
             -----------

     For the purposes of this Article 10, the following terms shall have the following meanings:

     "Beneficial Ownership", when used with respect to any ownership of Shares by any Person, shall initially mean, without duplication, all Shares which are
(i) directly owned by such Person, (ii) constructively owned by such Person taking into account the constructive ownership rules of Section 544 of the Code as modified by Section 856(h)(1)(B) of the Code, and (iii) owned (directly, indirectly, or beneficially) within the meaning of Section 13(d) of the Securities Exchange Act of 1934 as amended by such Person (including Shares that would otherwise be excluded by Section 13(d)(6) and Rule 13d-4 thereof and Shares beneficially owned by any group of Persons).

The terms "Beneficial Owner", "Beneficially Owns" and "Beneficially Own" shall have the correlative meanings.

     "Charitable Beneficiary" shall mean an organisation or organisations described in Sections 170(b)(1)(A) (other than clauses (vii) or (viii) thereof) and 170(c) of the Code and identified by the board of directors as the beneficiary or beneficiaries of the Shares held in a fiduciary capacity.

     "Code" shall mean the United States of America Internal Revenue Code of 1986, as amended from time to time.

     "CFC" shall mean a controlled foreign corporation within the meaning of Sections 951 through 958 of the Code or any corresponding provisions of any amended or successor statute.

     "Event" shall have the meaning given to such term in Section 3(A) of this
Article 10.

     "Excess Shares" shall mean Shares resulting from an exchange or Event described in Section 3 of this Article 10.

     "Excess Shares Fiduciary" shall mean a Person unaffiliated with the Company, any Purported Beneficial Transferee or any Purported Record Transferee, identified by the board of directors as a fiduciary.

     "Excluded Holder" shall mean Security Capital Group Incorporated, a Maryland (United States of America) corporation, and its affiliates, successors, or assigns and any Person (an "Indirect Excluded Holder") who Beneficially Owns Shares that are also Beneficially Owned by an Excluded Holder ("Overlapping Shares") but limited in the case of each such Indirect Excluded Holder to the Overlapping Shares. However, an affiliate, successor, or assignee (other than a direct or indirect wholly owned subsidiary of Security Capital Group Incorporated) will be treated as an Excluded Holder only if Security Capital Group Incorporated obtains an opinion of counsel that any ownership of Shares by such affiliate, successor, or assignee will not cause the Company to be treated as a PHC, a FPHC, or a CFC.

     "FPHC" shall mean a foreign personal holding company within the meaning of
Section 552 of the Code or any corresponding provisions of any amended or successor statute.

     "German Ownership Limit" shall mean 50% of the share capital or voting rights in the Company. The overall participation of German Tax Residents in the Company shall be determined by the board of directors in good faith, which determination shall be conclusive for all purposes hereof.

     "German Tax Resident" means any individual, corporation or other entity which is resident in Germany for tax purposes under Section 1 of the German Income Tax Act or Section 1 of the German Corporate Tax Act.

     "Individual" shall mean a natural person or an organisation described in
Section 401(a), 501(c)(17), or 509(a) of the Code or a portion of a trust permanently set aside or to be used exclusively for the purposes described in
Section 642(c) of the Code or a corresponding provision of a prior income tax law.

     "Market Price" as of a relevant date shall be determined from data provided by the stock exchange, having the highest average daily volumes in Shares or ADR's representing such Shares for the 20 trading days preceding such date. Market Price shall mean the last reported sales price on such exchange for the trading day immediately preceding the relevant date. If the Shares are not then traded on an exchange, Market Price shall mean the last reported sales price for Shares on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over or through which such Shares may be traded, or if not then so traded, the market price of such Shares on the relevant date as determined in good faith by the board of directors.

     "Ownership Limit" shall initially mean 9.5% of the (i) value of (a) the Company's outstanding Shares or, (b) if Shares are issued in more than one class, the outstanding Shares of any class of Shares or (ii) voting power of all Shares entitled to vote. The value and voting power of the outstanding Shares of the Company shall be determined by the board of directors in good faith, which determination shall be conclusive for all purposes hereof.

     "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Code), portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity.

     "PHC" shall mean a personal holding company within the meaning of Section 542 of the Code or any corresponding provisions of any amended or successor statute.

     "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer or Event which results in Excess Shares, the beneficial holder of the Shares, if such Transfer had been valid under Section 2 of this Article 10 or such Event had not occurred.

     "Purported Record Transferee" shall mean, with respect to any purported Transfer or Event which results in Excess Shares, the record holder of the Shares, if such Transfer had been valid under Section 2 of this Article 10 or such Event had not occurred.

     "Settlement Amount" shall have the meaning given to such term in Section 14 of this Article 10.

     "Shares" shall mean all of the shares of the Company, including common and preferred, as may be authorised and issued from time to time pursuant to Article 7 and Article 8.

     "Transfer" (as a noun) shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares (including (a) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares, (b) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares, but excluding the exchange of debt or any security of the Company for Shares and (c) any transfer or other disposition of any interest in Shares as a result of a change in the marital status of the holder thereof), whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. The terms "Transfer" (as a verb), "Transfers" and "Transferred" shall have the correlative meanings.

     "United States Shareholder" shall mean any United States person (as defined in section 957(c) of the Code) that would be treated as a "United States shareholder" (within the meaning of section 95 1 (b)) with respect to the Company.

Section 2.   Ownership Limitations and Transfer Restrictions.
             -----------------------------------------------

     (A) Subject to Section 11 of this Article 10, no Person (other than an Excluded Holder) shall Beneficially Own Shares in excess of the Ownership Limit.

     (B) Subject to Section 11 of this Article 10, any Transfer that would result in any Person (other than an Excluded Holder) Beneficially Owning Shares in excess of the Ownership Limit shall be unenforceable against the Company as to such Shares in excess of the Ownership Limit.

     (C) Subject to Section 11 of this Article 10, any Transfer that would result in five or fewer Individuals Beneficially Owning more than 50% in value of (i) the Company's outstanding Shares or (ii) the outstanding Shares of any class of the Company's Shares, shall be unenforceable against the Company as to the Transfer of those Shares that result in such excess.

     (D) Subject to Section 11 of this Article 10, German Tax Residents shall not directly or indirectly (whether through a subsidiary, trust arrangement or otherwise) collectively own Shares in excess of the German Ownership Limit. Any Transfer of Shares that would result in German Tax Residents collectively owning directly or indirectly (whether through a subsidiary, trust arrangement or otherwise) Shares in excess of the German Ownership Limit shall be unenforceable against the Company.

     (E) Nothing contained in this Article 10 shall preclude the settlement of any transaction entered into through the facilities of any securities exchange. The fact that the settlement of any transaction is permitted shall not negate the effect of any other provision of this Article 10 and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article 10.

     (F) Subject to Section 11 of this Article 10, any Transfer that would result in any Person (other than an Excluded Holder) becoming a United States Shareholder shall be unenforceable against the Company as to the Transfer of those Shares that results in such Person becoming a United States Shareholder.

     (G) Subject to Section 11 of this Article 10, any Transfer that would result in the Company becoming a PHC shall be unenforceable against the Company as to the Transfer of those Shares that results in the Company becoming a PHC.

     (H) Subject to Section 11 of this Article 10, any Transfer that would result in the Company becoming a FPHC shall be unenforceable against the Company as to the Transfer of those Shares that results in the Company becoming a FPHC.

Section 3.   Excess Shares.
             -------------

     (A) If in event, including a purported Transfer (an "Event"), occurs that would cause any Person (other than in Excluded Holder) to Beneficially Own Shares in excess of the Ownership Limit, then (i) except as provided in Section 11 of this Article 10 if the event is a Transfer, the Shares that would be otherwise acquired by the Purported Beneficial Transferee (or in the case of an Event that is not a Transfer, Shares held by the Person holding record title to the Shares Beneficially Owned by such Person) in excess of the Ownership Limit (rounded up to the nearest whole Share) shall be exchanged for an equal number of Excess Shares to the extent necessary to eliminate such excess ownership,
(ii) such Excess Shares shall be transferred to the Excess Shares Fiduciary as provided in Section 13 hereof, and (iii) the prohibited owner of the Shares exchanged for Excess Shares shall return Share certificates to the Company.
Such exchange shall be effective as of the close of business on the business day prior to the date of the Event even if the certificates for the Shares exchanged for Excess Shares are returned to the Company at a later date. In determining which Shares arc exchanged, Shares directly owned by any Person who caused the Event to occur shall be exchanged before any other Person's Shares. Where several Persons exist or where such Person owns Shares constructively through one or more Persons and the Shares so constructively held must be exchanged, the board of directors shall determine in good faith which particular Shares are to be exchanged pursuant to the foregoing provisions.

     (B) If an Event occurs that would cause the Company to become a PHC or a FPHC, then (i) except as provided in Section 11 of this Article 10 if the Event is a Transfer the Shares that would be otherwise acquired by the Purported Beneficial Transferee (or in the case of an Event that is not a Transfer, Shares held by a Person holding record title to the Shares that would have caused the Company to become a PHC or FPHC) (rounded up to the nearest whole Share) shall be exchanged for an equal number of Excess Shares to the extent necessary to eliminate such status, (ii) such Excess Shares shall be transferred to the Excess Shares Fiduciary as provided in Section 13 hereof, and (iii) the owner of the Shares exchanged for Excess Shares shall return Share certificates to the Company. Such exchange shall be effective as of the close of business on the business day prior to the date of the Event even if the certificates for the Shares exchanged for Excess Shares are returned to the Company at a later date. If, after the exchange of any such Shares, the Company would still be a PHC or FPHC, any Individual or Individuals whose ownership of Shares in the Company increased as a result of the Event and who is among the five Individuals who caused the Company to become a PHC or a FPHC, shall exchange Shares on a pro rata basis for an equal number of Excess Shares until the Company is not a PHC or FPHC. In determining which Shares are exchanged, Shares owned directly by such Individual or Individuals shall be exchanged before other Shares not directly owned are exchanged. The board of directors shall determine in good faith which particular Shares are to be exchanged pursuant to the foregoing provisions.

     (C) If an Event occurs that would cause German Tax Residents to own Shares in excess of the German Ownership Limit, such Shares that would cause such excess shall be exchanged for an equal number of Excess Shares to the extent necessary to eliminate such excess. The Board of Directors shall determine in good faith which particular shares are to be exchanged pursuant to the foregoing sentence. Such exchange shall be effective as of the close of business on the business day prior to the date of the Event.

     (D) If an Event occurs that would cause a Person (other than an Excluded Holder) to become a United States Shareholder then (i) except as provided in
Section 11 of this Article 10, Shares that would cause the Person to become such a United States Shareholder (rounded-up to the next whole share) shall be exchanged for an equal number of Excess Shares to the extent necessary to eliminate such status (ii) such Excess Shares shall be transferred to the Excess Shares Fiduciary as provided in Section 13 hereof, and (iii) the owner of the Shares exchanged for Excess Shares shall return Share certificates to the Company. Such exchange shall be effective as of the close of business on the business day prior to the date of the Event even if the certificates for the Shares exchanged for Excess Shares are returned to the Company at a later date. The board of directors shall determine in good faith which particular Shares are to be exchanged pursuant to the foregoing provisions.

Section 4.   Prevention of Transfer.
             ----------------------

Any Transfers or purported Transfers in violation of Section 2 herein and any Event or purported Event that would result in a violation of Section 2 herein shall, in each case, automatically result in the designation and treatment described in Section 3 herein. If the board of directors shall at any time determine in good faith that a Person intends to acquire or has attempted to acquire Beneficial Ownership that would result in violation of Section 2 herein, the board of directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer, including refusal to effect such Transfer on the books of the Company or proceedings to enjoin such Transfer.

Section 5.   Notice to Company.
             -----------------

Any Person who acquires or attempts to acquire Shares in violation of Section 2 herein, or any Person who is a transferee or participant in an Event such that Excess Shares result under Section 3 herein, shall immediately give written notice thereof to the Company. Persons required to give notice under this
Section 5 shall provide the Company such other information as the Company may reasonably request in order to allow the Company to apply the ownership, voting and transfer restriction of this Article 9.

Section 6.   Information Reporting.
             ---------------------

Every Beneficial Owner of 5% or more of the number or value of outstanding Shares of any class of the Company shall provide to the Company information as the Company may reasonably request in order to allow the Company to apply the ownership, voting and transfer restrictions of this Article 10.

Section 7.   Other Action by Board.
             ---------------------

In addition to the powers enumerated herein, the board of directors shall be empowered to take such other action as it deems necessary or advisable to protect the Company and the interests of its stockholders by preventing the Company from becoming a PHC, a FPHC, or a CFC or being subject to adverse tax treatment in Germany. No application of this Section 7 shall preclude the settlement of any transaction entered into through the facilities of any stock exchange.

Section 8.   Ambiguities.
             -----------

In the case of an ambiguity in the meaning or application of any of the provisions of this Article 10, including any definition contained in Section 1, the board of directors shall have the power to determine the application of the provisions of this Article 10 with respect to any situation based on the facts known to it.

Section 9.   Increase or Decrease in Ownership Limit.
             ---------------------------------------

Subject to the limitations provided in Section 10 of this Article 9, the board of directors may from time to time increase or decrease the Ownership Limit or the German Ownership Limit. If any decrease is a result of a retroactive change in existing law that would require a decrease to prevent either PHC, FPHC, or CFC status or adverse tax treatment in Germany, such decrease may be retroactive to the extent necessary to preclude such status or treatment. Any other decrease may be only made prospectively as to subsequent holders.

Section 10.  Ownership Limitations.
             ---------------------

     (A) Notwithstanding any contrary provision contained in this Article 10, the board of directors may exempt a Person or Event from the Ownership Limit or the German Ownership Limit on such terms and conditions as the board of directors may deem appropriate.

     (B) Notwithstanding any contrary provision contained in this Article 10, if an Event occurs that would cause German Tax Residents collectively to directly or indirectly (whether through a subsidiary, trust arrangement or otherwise) own Shares in excess of the German Ownership Limit or would cause the Company to become a CFC, PHC or an FPHC, the board of directors may exempt such Event or the Persons involved or both from the application of Sections 2 and 3 and any other applicable sections of this
Article 10 on such terms and conditions as the board of directors may deem appropriate.

Section 11.  Waivers by the Board.
             --------------------

     (A) Notwithstanding any contrary provision contained in this Article 10, the board of directors may exempt a Person or Event from the Ownership Limit or the German Ownership Limit on such terms and conditions as the board of directors may deem appropriate.

     (B) Notwithstanding any contrary provision contained in this Article 10, if an Event occurs that would cause German Tax Residents collectively to directly or indirectly (whether through a subsidiary, trust arrangement or otherwise) own Shares in excess of the German Ownership Limit or would cause the Company to become a CFC, PHC or an FPHC, the board of directors may exempt such Event or the Persons involved or both from the application of Sections 2 and 3 and any other applicable sections of this Article 10 on such terms and conditions as the board of directors may deem appropriate.

Section 12.  Severability.
             ------------

If any provision of this Article 9 or any application of any such provision is determined to be void, invalid or unenforceable by any court having jurisdiction over the issue, the validity and enforceability of the remaining provisions shall be affected only to the extent necessary to comply with the determination of such court.

Section 13.  Transfer of Excess Shares.
             -------------------------

Any Excess Shares shall be deemed as of the date of their exchange for shares to have been transferred to the Excess Shares Fiduciary, as a fiduciary for the exclusive benefit of the Charitable Beneficiary or Charitable Beneficiaries having an interest in such Excess Shares. The Purported Record Transferee shall have no rights in such Excess Shares except as provided in Sections 14 and 16 herein.

Section 14.  Distributions on Excess Shares.
             ------------------------------

Any distributions (whether taxable as a dividend, return of capital or otherwise) on Excess Shares arising on or after the date such Shares may be classified as Excess Shares shall be payable by the Purported Record Transferee to the Excess Shares Fiduciary for the benefit of the Charitable Beneficiary. Upon liquidation, dissolution or winding up, the Purported Record Transferee shall receive (i) the lesser of (1) the price paid by the Purported Record Transferee for the Shares, or if the Purported Record Transferee did not give value for the Shares, the Market Price of the Shares on the day of the event causing the Shares to become Excess Shares, and (2) the price received by the

Excess Shares Fiduciary from the redemption (under this Section 14) or Transfer (under Section 16 herein) of the Shares minus (ii) any distribution payable but not yet paid by the Purported Record Transferee to the Excess Shares Fiduciary (in the aggregate, the "Settlement Amount").

Section 15.  Voting of Excess Shares.
             -----------------------

The Excess Shares Fiduciary shall be entitled to vote the Excess Shares for the benefit of the Charitable Beneficiary on any matter.

Section 16.  Sale and Transferability of Excess Shares.
             -----------------------------------------

Excess Shares shall be transferable only as provided in this Section 16. The Company shall place a broker's order to sell any Excess Shares for cash. Such Shares shall be sold to the Person who makes and pays the highest offer for such Shares and whose Beneficial Ownership of such Shares will not violate Sections 2 or 3 herein. The proceeds of the sale shall be payable to the Excess Shares Fiduciary, which shall pay the Settlement Amount (as defined in Section 14 herein) to the Purported Record Transferee and the remainder to the Charitable Beneficiary.

If any of the foregoing restrictions on Transfer of Excess Shares is determined to be void, invalid or unenforceable by any court of competent jurisdiction, then the Purported Record Transferee may be deemed, at the option of the Company, to have acted as an agent of the Company in acquiring such Excess Shares and to hold such Excess Shares on behalf of the Company.

Section 17.  Underwritten Offerings.
             ----------------------

The Ownership Limit shall not apply to the acquisition of Shares or rights, options or warrants for, or securities convertible into, Shares by an underwriter in a public offering, provided that the underwriter makes a timely distribution of such Shares or rights, options or warrants for, or securities convertible into, Shares.

Article 11.--Calculation of Net Asset Value per Share

The net asset value per Share, other than a Preferred Share, in the Company shall be expressed in United States Dollars and shall be determined as of any Valuation Day. It shall be the number obtained in dividing (i) the net assets of the Company, being the value of the assets less the liabilities, decreased by the Original Contribution Amount of all outstanding Preferred Shares and by all dividends accrued and unpaid thereon, on any such Valuation Day, (ii) by the number of Shares, other than Preferred Shares, then outstanding in the Company, less the number of any Shares redeemed by the Company and not disposed of by the Company, in accordance with the rules set forth below. The net asset value per Share my be rounded up or down to the nearest unit of the relevant currency as the board of directors shall determine. If since the time of determination of the net asset value there has been a material change in the quotations in the markets on which a substantial portion of the investments of the Company are dealt in or quoted, the Company may, in order to safeguard the interests of the shareholders and the Company, cancel the first valuation and carry out a second valuation.

The valuation of the net asset value per Share, other than a Preferred Share, shall be made in the following manner

I. Subject to Part III of this Article 10, the assets of the Company shall include:

1)   properties and property rights registered in the name of the Company;

2)   shareholdings in and convertible and other debt of real estate companies;

3)   all cash on hand or on deposit, including any interest accrued thereon;

4) all bills and demand notes receivable and accounts receivable (including proceeds of securities sold but not delivered);

5) all bonds, time notes, shares, stock, debentures, debenture stocks, subscription rights, warrants, options and other securities, financial instruments and similar assets owned or contracted for by the Company (provided that the Company may make adjustments in a manner not inconsistent with paragraph d) below with regards to fluctuations in the market value of securities caused by trading ex-dividends, ex-rights, or by similar practices);

6) all stock, stock dividends, cash dividends and cash distributions receivable by the Company to the extent information thereon is reasonably available to the Company;

7) all interest accrued on any interest-bearing assets owned by the Company except to the extent that the same is included or reflected in the principal amount of such asset;

8) the preliminary expenses of the Company, including the cost of issuing and distributing Shares of the Company, insofar as the same have not been written off;

9)   all other assets of any kind and nature including expenses paid in advance.

The value of such assets shall be determined as follows:

a) Real estate will be valued at their estimated investment value (current appraisal value including all costs of acquisition).

b) The securities of real estate companies which are listed on a stock exchange or dealt in on another regulated market, operating regularly, recognised and open to the public (a "Regulated Market"), will be valued on the basis of the last available publicised stock exchange or market value.

c) The securities of real estate companies which are not listed on a stock exchange nor dealt in on another Regulated Market will be valued on the basis of the probable net realization value estimated with prudence and in good faith by the board of directors (generally using cost, unless events demonstrate that a lower or higher value is more accurate).

d) The value of any cash on hand or on deposit, bills and demand notes and accounts receivable, prepaid expenses, cash dividends and interest declared or accrued as aforesaid and not yet received shall be deemed to be the full amount thereof, unless in any case the same is unlikely to be paid or received in full, in which case the value thereof shall be arrived at after making such discount as the Company may consider appropriate in such case to reflect the true value thereof.

e) All other securities and other assets, including debt securities, restricted securities and securities for which no market quotation is available, are valued on the basis of dealer--supplied quotations or by a pricing service approved by the board of directors or, to the extent such prices are not deemed to be representative of market values, such securities and other assets shall be valued at fair value as determined in good faith pursuant to procedures established by the board of directors. Money market instruments held by the Company with a remaining maturity of ninety days or less will be valued by the amortized cost method, which approximates market value.

For the appraisal of the value of properties and property rights registered in the name of the Company, and in privately-held real estate companies in which the Company holds more than 50% of the outstanding voting stock, the Company shall appoint an independent real estate appraiser to value such interest. Any such valuation may be established at the year end and used throughout the following year unless there is a change in the general economic situation or in the condition of the relevant properties or property rights which requires new valuations to be carried out under the same conditions as the annual valuations. The Company may deviate from such valuation if deemed in the interest of the Company and its shareholders.

The value of all assets and liabilities not expressed in United States Dollars will be converted into United States Dollars at the rate of exchange ruling in Luxembourg on the relevant Valuation Day. If such quotations are not available, the rate of exchange will be determined in good faith by or under procedures established by the board of directors.

The board of directors, in its discretion, may permit some other method of valuation to be used, if it considers that such valuation better reflects the fair value of any asset of the Company.

II. Subject to Part III of this Article 10, the liabilities of the Company shall include:

1)   all loans and other indebtedness for borrowed money (including convertible debt), bills and accounts payable;

2) all accrued interest on such loans and other indebtedness for borrowed money (including accrued fees for commitment for such loans and other indebtedness);

3) all accrued or payable expenses (including administrative expenses, advisory fees, including incentive fees, if any, custodian fees, and corporate agents' fees);

4) all known liabilities, present and future, including all matured contractual obligations for payments of money or property, including the amount of any unpaid distributions declared by the Company, where the Valuation Day falls on the record date for determination of the person entitled thereto or is subsequent thereto;

5) an appropriate provision for future taxes based on capital and income to the Valuation Day, as determined from time to time by the Company, and other reserves (if any) authorized and approved by the board of directors, as well as such amount (if any) as the board of directors may consider to be an appropriate allowance in respect of any contingent liabilities of the Company;

6) all other liabilities of the Company of whatsoever kind and nature reflected in accordance with Luxembourg law and U.S. GAAP. In determining the amount of such liabilities the Company shall take into account all expenses payable by the Company which may comprise, as more fully described in the Sales Documents, formation expenses, fees payable to its advisors, including performance related fees, if any, fees and expenses payable to its accountants, custodian and its correspondents, domiciliary, administrative, registrar and transfer agents, any paying agent, any distributors and permanent representatives in places of registration, as well as any other agent employed by the Company, the remuneration of the directors and their reasonable out-of-pocket expenses, insurance coverage and reasonable travelling costs in connection with board meetings, fees and expenses for legal and auditing services (including due diligence expenses relating to potential investments), any fees and expenses involved in registering and maintaining the registration of the Company with any Governmental agencies or stock exchanges in the Grand Duchy of Luxembourg and in any other country, reporting and publishing expenses, including the cost of preparing, printing, advertising and distributing prospectuses, explanatory memoranda, periodical reports or registration statements, the cost of printing certificates, and the costs of any reports to shareholders, expenses incurred in determining the Company's net asset value, the cost of convening and holding shareholders' and board of directors' meetings, all taxes, duties, governmental and similar charges, and all other operating expenses, including the cost of buying and selling assets, the cost of publishing the issue and redemption prices, if any, interest, bank charges, currency conversion costs, and brokerage, postage, telephone and telex. The Company may accrue administrative and other expenses of a regular or recurring nature based on an estimated amount rateably for yearly or other periods.

III. For the purpose of this Article 10:

1) Shares of the Company to be redeemed (if any) under Article 8 hereof shall be treated as existing and taken into account until the date fixed for redemption and from such time and until paid by the Company the price therefor shall be deemed to be a liability of the Company;

2) Shares to be issued by the Company shall be treated as being in issue as from the date of issue;

3) if the Market Price (as defined in Article 9) for the Shares on the Valuation Day on which such valuation is made exceeds the stated conversion price for any outstanding convertible debt securities of the Company, the indebtedness evidenced by such convertible debt securities (and any accrued and unpaid interest thereon which is not payable upon conversion of such debt securities pursuant to the terms thereof) shall not be treated as a liability of the Company and the Shares issuable pursuant to such convertible debt securities shall be treated as being in issue;

4) if the Market Price (as defined in Article 9) for the Shares on the Valuation Day on which such valuation is made is less than or equal to the stated conversion price for any outstanding convertible debt securities of the Company, the indebtedness evidenced by such convertible debt securities of the Company shall be treated as a liability of the Company in an amount equal to the principal amount of the indebtedness outstanding plus all accrued and unpaid interest thereon;

5) all investments, cash balances and other assets expressed in currencies other than the currency in which the net asset value for the Company is calculated shall be valued after taking into account the market rate or rates of exchange in force at the date and time for determination of the net asset value of Shares; and

6)   where on any Valuation Day the Company has contracted to:

--purchase any asset, the value of the consideration to be paid for such asset shall be shown as a liability of the Company and the value of the asset to be acquired shall be shown as an asset of the Company;

--sell any asset, the value of the consideration to be received for such asset shall be shown as an asset of the Company and the asset to be delivered shall not be included in the assets of the Company;

provided, however, that if the exact value or nature of such consideration or such asset is not known on such Valuation Day, then its value shall be estimated by the Company, provided, further, that in the case of purchases and sales of assets on a Regulated Market, the principles set forth in this paragraph 6) shall be given effect from the day which is one business day after the trade date of the relevant purchase or sale (being the date that the relevant broker executes the order for such purchase or sale).

For the avoidance of doubt, the provisions of this Article 10 (including, in particular, Part III hereof) are rules for determining net asset value per Share and are not intended to affect the treatment for accounting or legal purposes of the assets and liabilities of the Company, or any securities issued by the Company.

Article 12.--Frequency and Temporary suspension of Calculation of Net Asset Value per Share and of Issue of Shares

The net asset value per Share shall be calculated from time to time by the Company (or any agent appointed by the Company) under the responsibility of the board of directors provided the calculation is made at least once a year (at the end of the financial year of the Company) as well as on each day by reference to which the board of directors approves the pricing of an issue of Shares provided that this is in compliance with applicable laws and regulations, such date or time of calculation being referred to herein as the "Valuation Day."

The Company may suspend the determination of the net asset value per Share and the issue of its Shares during:

a) any period when any one of the principal markets or other stock exchanges on which a substantial portion of the assets attributable to such Shares, from time to time, are quoted is closed (otherwise than for ordinary holidays) or during which dealings therein are restricted or suspended; or

b) any period when, as a result of political, economic, military or monetary events or any circumstances outside the control, responsibility and power of the board of directors, or the existence of any state of affairs in the property market, disposal of the assets owned by the Company attributable to such Shares is not reasonably practicable without this being seriously detrimental to the interests of shareholders or if in the opinion of the board of directors issue, sale and/or redemption prices cannot fairly be calculated; or

c) any breakdown in the means of communication normally employed in determining the price of any of the investments or the current prices on any market or other stock exchanges; or

d) any period when the board of directors is unable to repatriate funds for the purpose of making payments on the redemption of Shares to the holders thereof or during which time any transfer of funds involved in the realisation or acquisition of investments or payments due on redemption of such Shares, if any, cannot in the opinion of the board of directors be effected at normal rates of exchange; or

e) any period when the net asset value of any subsidiary of the Company may not be determined accurately; or

f) upon the publication of a notice convening a general meeting of shareholders for the purpose of resolving to wind up the Company; or

g) when for any other reason, the prices of any investments cannot be promptly or accurately ascertained.

Any such suspension shall be publicized, if appropriate, by the Company and may be notified to shareholders having made an application for subscription of Shares for which the calculation of the net asset value has been suspended.

                                   Title III

                        ADMINISTRATION AND SUPERVISION

Article 13.--Directors

The Company shall be managed by a board of directors composed of not less than three members, who need not be shareholders of the Company. They shall be elected for a term of 1 year. The directors shall be elected by the shareholders at a general meeting of shareholders; the latter shall further determine the number of directors and their remuneration.

Directors shall be elected by the majority of the votes of the Shares present or represented at a general meeting.

Any director may be removed with or without cause or be replaced at any time by a resolution passed by a majority of the votes of the Shares present or represented at a general meeting.

In the event of a vacancy in the office of director, the remaining directors may temporarily fill such vacancy; the shareholders shall take a final decision regarding such nomination at their next general meeting.

At all times the majority of the directors shall be residents in Europe. All meetings of the board of directors, other than occasional telephonic meetings, shall take place in Europe.

Article 14.--Board Meetings

The board of directors shall choose from among its members a chairman, and may choose from among its members one or more vice-chairmen. It may also choose a secretary, who need not be a director, who shall write and keep the minutes of the meetings of the board of directors and of the shareholders. The board of directors shall meet upon call by the chairman or any two directors, at the place indicated in the notice of meeting (but in no event in the United States of America, its territories or possessions, or in the United Kingdom).

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

The chairman shall preside at the meetings of the directors and of the shareholders. In his absence, the shareholders or the board members shall decide by a majority vote that another director, or in case of a shareholders' meeting, that any other person shall be in the chair of such meetings.

Resolutions of the board of directors shall be taken by a majority vote of the directors present or represented; provided, however, that all transactions between the Company and the Advisor or Security Capital Group Incorporated ("Security Capital Group") or any other subsidiary of Security Capital Group, including purchases of securities of Security Capital Group (within a limit of 10% of the Company's assets) and any renewal of the Company's advisory agreement with the Advisor shall also be approved by a majority of the independent directors of the Company. For purposes of this Article 13, "independent director" shall mean a person other than an officer or employee of the Company or Security Capital Group or its subsidiaries (including the Advisor) or any other individual having a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director.

The board of directors may appoint any officers, including a general manager and any assistant general managers as well as any other officers that the Company deems necessary for the operation and management of the Company. Such appointments may be cancelled at any time by the board of directors. The officers need not be directors or shareholders of the Company. The officers shall have the rights and duties conferred upon them by the board of directors.

Written notice of any meeting of the board of directors shall be given to all directors at least twenty-four hours prior to the date set for such meeting, except in circumstances of emergency, in which case the nature of such circumstances shall be set forth in the notice of meeting. This notice may be waived by consent in writing, by telegram, telex, telefax or any other similar means of communication. Separate notice shall not be required for meetings held at times and places fixed in a resolution adopted by the board of directors.

Any director may act at any meeting by appointing in writing, by telegram, telex or telefax or any other similar means of communication another director as his proxy. A director may represent several of his colleagues.

Any director may participate in a meeting of the board of directors by conference call or similar means of communications equipment whereby all persons participating in the meeting can hear each other and participating in a meeting by such means shall constitute presence in person at such meeting.

The directors may only act at duly convened meetings of the board of directors.

The board of directors can deliberate or act validly only if at least the majority of the directors, or any other number of directors that the board may determine, are present or represented.

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

Resolutions of the board of directors will be recorded in minutes signed by the chairman of the meeting. Copies of extracts of such minutes to be produced in judicial proceedings or elsewhere will be validly signed by the chairman of the meeting or any director.

Resolutions in writing approved and signed by all directors shall have the same effect as resolutions voted at the directors' meetings; each director shall approve such resolution in writing, by telegram, telex, telefax or any other similar means of communication. All such resolutions shall form the record that proves that such decision has been taken.

Article 15.--Powers of the Board of Directors

The board of directors is vested with the broadest powers to perform all acts of disposition and administration within the Company's purpose, in compliance with the investment policy as set out in the Sales Documents (as defined in Article
4) and as determined in Article 18 hereof.

All powers not expressly reserved by law or by the present Articles of Incorporation to the general meeting of shareholders are in the competence of the board.

Article 16.--Corporate Signature

Vis-a-vis third parties, the Company is validly bound by the sole signature of any director or by the single or joint signature(s) of any person(s) to whom authority has been delegated by the board of directors.

Article 17.--Delegation of Power

The board of directors of the Company may delegate its powers to conduct the daily management and affairs of the Company (including the right to act as authorized signatory for the Company) and its powers to carry out acts in furtherance of the corporate policy and purpose to one or several physical persons or corporate entities, which need not be members of the board, who shall have the powers determined by the board of directors and who may, if the board of directors so authorizes, sub-delegate their powers.

The board may also confer other special powers of attorney by notarial or private proxy.

Article 18.--Investment Advisor

The board of directors of the Company have appointed as advisor Security Capital U.S. Realty Management S.A. (the "Advisor"), a company organized and existing under the laws of the Grand Duchy of Luxembourg, who shall supply the Company with recommendation and advice with respect to the Company's investment policy pursuant to Article 19 hereof, in particular for identifying and selecting investment opportunities, advising on their purchase and sale and actively monitoring the progress of the Company's portfolio. The board of directors shall have the right to replace the Advisor or appoint additional advisors.

Article 19.--Investment Policies and Restrictions

The board of directors has the power to determine the investment policies and strategies of the Company and the course of conduct of the management and business affairs of the Company, within the restrictions as set forth in the Sales Document issued by the board of directors and in compliance with applicable laws and regulations.

Investments in real estate may be made by the Company either directly or indirectly through subsidiaries or real estate companies as the board of directors may from time to time decide. References in these Articles to "investments" and "assets" shall mean, as appropriate, either investments made and assets beneficially held directly or investments made and assets beneficially held indirectly through the aforesaid subsidiaries and real estate companies.

Article 20.--Conflict of Interest

No contract or other transaction between the Company and any other company or firm shall be affected or invalidated by the fact that any one or more of the directors or officers of the Company is interested in, or is a director, associate, officer or employee of, such other company or firm. Any director or officer of the Company who serves as a director, officer or employee of any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation with such other company or firm, be prevented from considering and voting or acting upon any matters with respect to such contract or other business.

In the event that any director or officer of the Company may have in any transaction of the Company an interest opposite to the interests of the Company, such director or officer shall make known to the board of directors such opposite interest and shall not consider or vote on any such transaction, and such transaction and such director's or officer's interest therein shall be reported to the next succeeding general meeting of shareholders.

The terms "opposite interest", as used in the preceding sentence, shall not include any relationship with or without interest in any matter, position or transaction involving the Advisor or its affiliates, the Custodian, as well as any other person, company or entity as may from time to time be determined by the board of directors in its discretion.

Article 21.--Indemnification of Directors and Officers

The Company shall indemnify any director or officer, and his heirs, executors and administrators, against expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director or officer of the Company or, at its request, of any other company of which the Company is a shareholder or a

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

creditor and from which he is not entitled to be indemnified, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence or misconduct; in the event of settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by counsel that the person to be indemnified did not commit such a breach of duty. The foregoing right of indemnification shall not exclude other rights to which he may be entitled. The Company shall advance litigation-related expenses to a director or officer if the Company's legal counsel determines that indemnification by the Company is likely and if the director or officer agrees to repay any advance if he is determined not to be entitled to indemnification.

Article 22.--Auditors

The accounting data related in the annual report of the Company shall be examined by the Auditors (reviseurs d'entreprises agrees) appointed by the general meeting of shareholders and remunerated by the Company.

The Auditors shall fulfil all duties prescribed by the law of 30 March 1988 on undertakings for collective investment.

The financial statements of the Company shall be expressed in United States Dollars.

                                   Ttile IV

               GENERAL MEETINGS-ACCOUNTING YEAR -- DISTRIBUTIONS

Article 23.--Representation

The general meeting of shareholders shall represent the entire body of shareholders of the Company. Its resolutions shall be binding upon all the shareholders of the Company.

Article 24.--General Meetings

The general meeting of shareholders shall meet upon call by the board of directors.

It may also be called upon the request of shareholders in compliance with applicable law.

The annual general meeting shall be held in accordance with Luxembourg law at Luxembourg-City at a place specified in the notice of meeting, on the last Wednesday of June at 11.00 a.m.

If such day is a legal or a bank holiday in Luxembourg, the annual general meeting shall be held on the next following business day at the same time.

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

Other meetings of shareholders may be held at such places and times as may be specified in the respective notices of meeting.

Shareholders shall meet upon call by the board of directors pursuant to a notice setting forth the agenda sent at least eight days prior to the meeting to each registered shareholder at the shareholder's address in the register of shareholders. The giving of such notice to registered shareholders need not be justified to the meeting. The agenda shall be prepared by the board of directors except in the instance where the meeting is called on the written demand of the shareholders in which instance the board of directors may prepare a supplementary agenda.

The notice of meeting shall, in addition, be published as provided for by law in the Memorial, Recueil Special des Societes et Associations, in one or more Luxembourg newspapers, and in such other newspapers as the board of directors may decide.

As all Shares are in registered form, notices to shareholders may be mailed by registered mail, in which case no publications shall be necessary.

If all shareholders are present or represented and consider themselves as being duly convened and informed of the agenda, the general meeting may take place without notice of meeting.

The board of directors may determine all other conditions that must be fulfilled by shareholders in order to attend any meeting of shareholders.

The business transacted at any meeting of the shareholders shall be limited to the matters contained in the agenda (which shall include all matters required by law) and business incidental to such matters.

The board of directors may fix in advance a date, not exceeding seventy-five days, preceding the date of any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting and in such case such shareholders and only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting, notwithstanding any transfer of any Shares on the register of shareholders after any such record date fixed as aforesaid.

Article 25.--Quorum and Majority Conditions

Each Share is entitled to one vote, in compliance with Luxembourg law and these Articles of Incorporation. A shareholder may act at any meeting of shareholders by giving a written proxy to another person, who need not be a shareholder and who may be a director of the Company.

Unless otherwise provided by law or herein, resolutions of the general meeting are passed by a simple majority of the shareholders present or represented and voting.

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

Article 26.--Accounting Year

The accounting year of the Company shall commence on the first day of January of each year and shall terminate on the thirty-first day of December of the same year.

Article 27.--Mandatory Capital Reserve-Dividends and Distributions

Five per cent of the annual net profits of the Company shall be allocated to the reserve required by Luxembourg law. This allocation shall cease to be required as soon and so long as such surplus reserve equals or exceeds ten per cent of the issued capital of the Company as stated in Article 5 hereof, as such capital is increased or reduced from time to time as provided in Article 5 hereof.

The general meeting of shareholders shall determine how the balance of net profits shall be disposed of and from time to time may declare, or authorize the board of directors to pay, dividends and distributions in respect of such amounts. Subject to the provisions of Luxembourg law, the board of directors may decide from time to time to pay interim dividends. The general meeting of shareholders, by conversion of net profits into capital and paid-in surplus, may distribute stock dividends in lieu of cash dividends, or declare or authorize the board of directors to pay, dividends and distributions in kind.

For the purpose of determining the net profits available for dividends and distributions, the shareholders at the annual or any extraordinary general meeting may require that realized and/or unrealized capital losses are set off against the paid-in surplus of the Company. Dividends and other distributions may also be paid out of unappropriated net profit brought forward from prior years.

Dividends and distributions declared may be paid in United States dollars or any other currency selected by the board of directors, and may be paid at such times as the board of directors may determine. The board of directors may make a final determination of the rate of exchange applicable to translate funds available for such dividends or distributions into the currency of payment.

The payment of any dividends or distributions shall be made to shareholders at the address indicated on the register of shareholders. Any dividends or distributions declared but not claimed by a shareholder within a period of five years from the declaration thereof, shall be forfeited by the shareholder and shall revert to the Company. The board of directors shall have the power from time to time to take all necessary action to perfect such reversion and to authorize such action on behalf of the Company. No interest will be paid on dividends declared or distributions made by the Company but held by it for the account of shareholders.

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

                                    Title V

                               FINAL PROVISIONS

Article 28.--Custodian

To the extent required by law, the Company shall enter into a custody agreement with a banking or saving institution as defined by the law of April 5, 1993 on the financial sector (herein referred to as the "Custodian").

The Custodian shall fulfill the duties and responsibilities as provided for by the law of 30 March 1988 on undertakings for collective investment.

If the Custodian desires to retire, the board of directors shall use its best endeavors to find a successor custodian within two months of the effectiveness of such retirement. The directors may terminate the appointment of the Custodian but shall not remove the Custodian unless and until a successor custodian shall have been appointed to act in the place thereof.

Article 29.--Dissolution

The Company may at any time be dissolved by a resolution of the general meeting subject to the quorum and majority requirements referred to in Article 30 hereof.

Whenever the net assets fall below two thirds of the minimum net assets as prescribed by law, the equivalent in U.S. Dollars of EUR 1,240,000.-, the question of the dissolution of the Company shall be referred to the general meeting by the board of directors. The general meeting, for which no quorum shall be required, shall decide by the simple majority of the votes of the Shares represented at the meeting.

The question of the dissolution of the Company shall further be referred to the general meeting whenever the net assets fall below one fourth of the minimum net assets as prescribed by law, the equivalent in U.S. Dollars of EUR 1,240,000.-; in such an event, the general meeting shall be held without any quorum requirements and the dissolution may be decided by shareholders holding one fourth of the votes of the Shares represented at the meeting.

The meeting must be convened so that it is held within a period of forty days from ascertainment that the net assets of the Company have fallen below two thirds or one fourth of the legal minimum, as the case may be.

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

Article 30.--Liquidation

Liquidation shall be carried out by one or several liquidators, who may be physical persons or legal entities, appointed by the general meeting of shareholders which shall determine their powers and their compensation.

Article 31.--Amendments to the Articles of Incorporation

These Articles of Incorporation may be amended by a general meeting of shareholders subject to the quorum and majority requirements provided by the law of 10 August 1915 on commercial companies, as amended.

Article 32.--Statements

Words importing a masculine gender also include the feminine gender and words importing persons or shareholders also include corporations, partnerships, associations and any other organized group of persons whether incorporated or not.

Article 33.--Applicable Law

All matters not governed by these Articles of Incorporation shall be determined in accordance with the law of 10 August 1915 on commercial companies and the law of 30 March 1988 on undertakings for collective investment as such laws have been or may be amended from time to time.

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